Exhibit 10.12

[Date]

[Name]

[Address]

RE:                           Letter Agreement dated [Date]; Restricted Stock Award [Number];

Grant of Restricted Stock (the “Agreement” or the “Letter Agreement”)

Dear [Name]:

I am pleased to advise you that on [Date] (the “Date of Grant”), and pursuant to the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan, as amended (the “Plan”), the Compensation Committee (the “Committee”) of the Board of Directors of First Midwest Bancorp, Inc. (the “Company”) has approved a grant to you of a restricted stock award (the “Award”).  The Award provides you with the opportunity to earn [Number] shares of the Company’s common stock, $0.01 par value per share (“Common Stock”).

The Award is subject to the terms and conditions of the Plan, including any amendments thereto, which are incorporated herein by reference, and to the following provisions:

(1)                                 Award

(a)          The Company hereby grants to you an Award of [Number] shares of Common Stock, subject to the restrictions and other conditions set forth herein and in the Plan.  Such shares are referred to in this Letter Agreement as the “Restricted Shares.”  Restricted Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, subject to paragraphs (2), (3) and (4).  Within a reasonable time after the date of this Award, the Company shall instruct its transfer agent to establish a book entry account representing the Restricted Shares in your name effective as of the Date of Grant, provided that the Company shall retain control of such account until the Restricted Shares have become vested in accordance with the Award.

(b)          As promptly as practical after the date on which a portion or all of the Restricted Shares vest under this Agreement, and after receipt of any required tax withholding under paragraph 8, the Company shall instruct the transfer agent to transfer the number of vested Restricted Shares (less any shares withheld in satisfaction of tax withholding obligations under paragraph 8, if any) to an unrestricted account over which only you (or, in the case of your death, your designated beneficiary or authorized representative) have control.

(2)                                 Restrictions; Vesting

Except as otherwise provided in paragraphs (3) and (4) below, the Restricted Shares shall vest and become transferable only if you continue in the employment of the Company or any of its subsidiaries up to the applicable vesting dates.  The Restricted Shares will vest and become transferable in as follows: (a) 50% will vest on [Date]; and (b) the remaining 50% of the Award will vest on [Date].

This Letter Agreement constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

(3)                                 Termination of Employment

If your employment with the Company or any of its subsidiaries terminates prior to the full vesting of the Restricted Shares due to your death, a Disability or your Retirement at or after your Normal Retirement Date, the Period of Restriction will automatically terminate and all restrictions on any unvested Restricted Shares will lapse, the dividends credited to you pursuant to paragraph 7 will become payable, all such unvested Restricted Shares will become immediately vested and freely transferable in full (subject to withholding under paragraph 8) and the provisions of paragraph 1(b) shall apply.  If your employment with the Company or any of its subsidiaries terminates for any other reason prior to the full vesting of the Restricted Shares, all unvested Restricted Shares and all dividends credited to you pursuant to paragraph 7 shall be immediately forfeited, and all of your rights hereunder shall terminate.  The determination of whether a termination of employment was for a “Disability” shall be determined in accordance with the Plan, unless you are a party to an employment agreement, in which case such determination under your employment agreement will control.

(4)                                 Merger, Consolidation or Change in Control

In the event and concurrently with the effectiveness of a Change in Control, the Period of Restriction will automatically terminate and all restrictions on any unvested Restricted Shares will lapse, the dividends credited to you pursuant to paragraph 7 will become payable, all such unvested Restricted Shares shall be immediately vested and freely transferable in full (subject to withholding under paragraph 8), and the provisions of paragraph 1(b) shall apply.

(5)                                 Non-Transferability

Subject to the terms of this Agreement, this Award is personal to you and, until vested and transferable hereunder, may not be sold, transferred, pledged, assigned or otherwise alienated, other than by will or by the laws of descent and distribution.

(6)                                 Securities Law Restrictions

You understand and acknowledge that applicable securities laws govern and may restrict your right to offer, sell, or otherwise dispose of any Common Stock received under the Award.

Executive Officers of the Company subject to the two (2) day reporting rules of Section 16(a) and short-swing profit recovery rules of Section 16(b) of the Securities Exchange Act of 1934 should consult the Company’s Corporate Secretary prior to selling any such shares.

Additional information regarding these rules can be found in the Plan’s “Summary Description” and the document entitled “General Information Regarding Restricted Share Grants”.

(7)                                 Stockholder Rights

Upon the effective date of the book entry pursuant to paragraph (1), you shall have the right to vote the Restricted Shares represented by the Award.

In the event the Company declares the payment of a cash dividend, a stock dividend (as defined in Section 305 of the Internal Revenue Code of 1986, as amended (the “IRC”)) or a stock split on the Common Stock with a record date occurring during the Award’s Period of Restriction, you shall be credited with either a dollar amount equal to the amount of the cash dividends paid or the number of shares equal to the stock dividend or stock split with respect to the Restricted Shares held by you as of the close of business on the record date for such dividend or stock split, as the case may be. The Company will hold all such cash dividends until the Award vests in full and such amounts shall be paid to you only upon completion of the full vesting period when the restrictions lapse.  All shares issued to you in connection with a stock dividend or stock split shall be subject to the same restrictions on transferability as the Restricted Shares. Subject to the provisions of paragraphs 3 and 4 above, in the event your employment with the Company terminates prior to full vesting of the Award, cash and stock dividends held by the Company and credited to you will be forfeited.

(8)                                 Withholding

You shall pay all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to the Restricted Shares, which will generally occur as the Restricted Shares vest, when cash dividends are actually paid to you prior to the time the Restricted Shares vest, or as of the date of grant if you file an election under Section 83(b) of the IRC.  Withholding with respect to cash dividends will be paid through withholding from your next normal payroll check.  Payment of withholding upon vesting of the shares will be accomplished through withholding by the Company of Restricted Shares then vesting under this Award with a value equal to such minimum statutory withholding amount.  Shares withheld as payment of required withholding shall be valued at Fair Market Value on the date such withholding obligation arises.  Payment of withholding as a result of a Section 83(b) election must be made by you to the Company in cash or by delivering previously-acquired shares with a Fair Market Value equal to the required withholding.

(9)                                 Tax Consequences

Information regarding federal tax consequences of the Award can be found in the Plan’s “Summary Description”, and the document entitled “General Information Regarding Restricted Share Grants”.  You are strongly encouraged to contact your tax advisor regarding such tax consequences as they relate to you.

(10)                          Employment; Successors

Nothing herein confers any right or obligation on you to continue in the employment of the Company or any subsidiary or shall affect in any way your right or the right of the Company or any subsidiary, as the case may be, to terminate your employment at any time, subject to the terms of any employment agreement to which the Company and you may be parties.  Nothing herein shall create any right for you to receive, or obligation on the part of the Company to grant to you, any future Awards under the Plan.  This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company.

(11)                          Conformity with Plan

(a)          The Award is intended to conform in all respects with the Plan.  Except as expressly set forth in this Letter Agreement, inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.  By executing and returning the enclosed Confirmation of Acceptance of this Letter Agreement, you agree to be bound by all the terms hereof and of the Plan.  All capitalized terms used but not otherwise defined in this Letter Agreement shall have the same definitions stated in the Plan.

(b)          Any action taken or decision made by the Committee arising out of or in connection with the construction, administration, interpretation or effect of this Agreement or the Plan, shall lie within the Committee’s sole and absolute discretion, and shall be final, conclusive and binding on you and all persons claiming under or through you.  This Agreement shall be binding upon your heirs, executors, administrators and successors.

(c)           This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware.

(12)                          Confidentiality and Restrictive Covenants.  You acknowledge and agree that this Award has been conditioned upon, and no Restricted Shares shall be earned, vested or become transferable by you hereunder, unless you have executed a Confidentiality and Restrictive Covenants Agreement (the “CRCA”) and comply with its terms.

(13)                          Regulatory Requirements.  You also acknowledge and agree anything in this Award to the contrary notwithstanding, it is intended that, to the extent required, this Award and your receipt of Restricted Shares or any other amounts hereunder comply with the requirements of any legislative or regulatory limitations or requirements which are or may become applicable to the Company and this Award or payments made hereunder, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any rules or regulations issued thereunder (collectively, the “Regulatory Requirements”), which limitations or requirements may include, but not be limited to, provisions limiting, delaying or deferring the issuance of the Restricted Shares or payments hereunder, requiring that the Company may recover (claw-back) incentive compensation in certain circumstances, and precluding incentive arrangements such as this Award that encourage unnecessary or excessive risks that threaten the value of the Company, in each case within the meaning of the Regulatory Requirements, and only to the extent applicable to the Company and this Award.  The application of this paragraph is intended to, and shall be interpreted, administered and construed to, cause this Award to comply with the Regulatory Requirements and, to the maximum extent consistent with this paragraph and the Regulatory Requirements, to permit the operation of this Award in accordance with the terms and conditions hereof before giving effect to the provisions of this paragraph or the Regulatory Requirements.

To confirm your understanding and acceptance of the Award granted to you by this Letter Agreement, please execute and return in the enclosed envelope the following enclosed documents:  (a) the “Beneficiary Designation Form” and (b) the Confirmation of Acceptance endorsement of this Letter Agreement. The original copy of this Letter Agreement should be retained for your permanent records.

If you have any questions, please do not hesitate to contact the Equity Compensation Administrator of First Midwest Bancorp, Inc. at (630) 875-7542.

Very truly yours,

By:

Its:

First Midwest Bancorp, Inc.